UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2014

GAMING AND LEISURE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

825 Berkshire Blvd., Suite 400
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-1900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2014, Gaming and Leisure Properties, Inc. (the “Company”) entered into an Agreement of Sale (the “Sale Agreement”) with Wyomissing Professional Center Inc. (“WPC”) and acquired certain land in an office complex known as The Wyomissing Professional Center Campus, located in Wyomissing, Pennsylvania, in exchange for the payment of $725,000.00 in cash to WPC (the “Sale”), plus taxes and closing costs. In addition, the Company reimbursed WPC approximately $270,000 for site work and pre-development costs previously completed per the Sale Agreement. Pursuant to the Sale Agreement, the Company also entered into a contract with Integrated Construction Services, LLC providing for the completion of construction of an office building on the land that will serve as the Company’s headquarters.

In connection with completion of construction of the building in The Wyomissing Professional Center Campus, on September 24, 2014, the Company entered into an agreement (the “Construction Management Agreement”) with CB Consulting Group LLC (the “Construction Manager”). Pursuant to the Construction Management Agreement, the Construction Manager will, among other things, provide certain construction management services to the Company in exchange for three percent (3%) of the total cost of work to complete the building construction project, and certain additional costs for added services.

Peter M. Carlino, the Company’s Chairman of the Board of Directors and Chief Executive Officer, is also the sole owner of WPC. In addition, Mr. Carlino’s son owns a material interest in the Construction Manager.

The Audit and Compliance Committee of the Company’s board of directors reviewed and approved the Sale Agreement and Construction Management Agreement, and the transactions contemplated thereby pursuant to the Company’s corporate governance guidelines.

The foregoing summary of the Sale Agreement and Construction Management Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Sale Agreement and Construction Management Agreement, copies of which will be filed as exhibits to our Quarterly Report on Form 10-Q for the period ending September 30, 2014.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 25, 2014	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ William J. Clifford
	Name:	William J. Clifford
	Title:	Chief Financial Officer

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